Exhibit 99.4

INDEPENDENT AUDITOR’S REPORT

To the shareholders and the Board of Directors of Tenet Medicines, Inc.

Opinion

We have audited the financial statements of Tenet Medicines, Inc. (the “Company”), which comprise the balance sheet as of December 31, 2023, and the related statements of operations and comprehensive loss, shareholders’ deficit, and cash flows for the period from November 8, 2023 (inception) to December 31, 2023, and the related notes to the financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the period from November 8, 2023 (inception) to December 31, 2023 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred and expects to continue to incur net losses and negative cash flows from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

San Diego, California

May 16, 2024

Tenet Medicines, Inc.

Balance Sheet

(in thousands, except share and par value data)

As of December 31, 2023
Assets
Current assets:
Cash	$9,929
Prepaid expenses	16

Total current assets	9,945

Total assets	$9,945

Liabilities, and stockholders’ deficit
Current liabilities:
Accounts payable	$187
Accrued expenses	6
Accrued expenses, related party	74
Simple agreements for future equity liability	10,232

Total current liabilities	10,499

Total liabilities	10,499
Commitments and contingencies (Note 5)
Stockholders’ deficit:
Common stock, $0.0001 par value; 23,600,936 shares authorized and 22,420,889 shares issued and outstanding at December 31, 2023	2
Accumulated deficit	(556)

Total stockholders’ deficit	(554)

Total liabilities and stockholders’ deficit	$9,945

The accompanying notes are an integral part of these financial statements.

Tenet Medicines, Inc.

Statement of Operations and Comprehensive Loss

(in thousands)

Period from November 08, 2023 (Inception) through December 31, 2023
Operating expenses:
Research and development	$35
Research and development, related party	46
General and administrative	215
General and administrative, related party	28

Total operating expenses	324

Loss from operations	$(324)
Other expense:
Change in fair value of simple agreements for future equity liability	(232)

Total other expense	(232)

Net loss and comprehensive loss	$(556)

The accompanying notes are an integral part of these financial statements.

Tenet Medicines, Inc.

Statement of Stockholders’ Deficit

(in thousands, except share data)

	Common Stock		Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance at November 08, 2023 (Inception)	—	$—	$—	$—
Issuance of common stock	22,420,889	2	—	2
Net loss	—	—	(556)	(556)

Balance at December 31, 2023	22,420,889	$2	$(556)	$(554)

The accompanying notes are an integral part of these financial statements.

Tenet Medicines, Inc.

Statement of Cash Flows

(in thousands)

Period from November 08, 2023 (Inception) through December 31, 2023
Operating activities
Net loss	$(556)
Adjustments to reconcile net loss to net cash used in operations:
Change in fair value of simple agreements for future equity liability	232
Changes in operating assets and liabilities:
Prepaid expenses	(16)
Accounts payable	187
Accrued expenses	6
Accrued expenses, related party	74

Net cash used in operating activities	(73)

Financing activities
Proceeds from issuance of simple agreements for future equity	10,000
Proceeds from issuance of common stock	2

Net cash provided by financing activities	10,002

Net cash increase for the period	9,929
Cash at beginning of the period	—

Cash at end of the period	$9,929

The accompanying notes are an integral part of these financial statements.

Tenet Medicines, Inc.

Notes to Financial Statements

1.	Description of Business

Organization

Tenet Medicines, Inc. (the “Company”) was incorporated in the state of Delaware on November 8, 2023 and is a privately-held development stage biopharmaceutical company focused on developing therapies to treat a broad range of autoimmune disorders, including systemic lupus erythematosus, immune thrombocytopenia and membranous nephropathy.

Liquidity and Capital Resources

Since inception, the Company has devoted substantially all of its efforts to organizing the Company, business planning, and raising capital. The Company has a limited operating history, and the sales and income potential of its business is unproven. The Company has incurred net losses and negative cash flows from operating activities since its inception and expects to continue to incur net losses into the foreseeable future as it continues the identification and development of its product candidates. From inception through December 31, 2023, the Company has funded its operations through the issuance of simple agreements for future equity (“SAFEs”).

Management is required to perform a two-step analysis over its ability to continue as a going concern. Management must first evaluate whether there are conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern (step 1). If management concludes that substantial doubt is raised, management is also required to consider whether its plans alleviate that doubt (step 2). Management has prepared cash flow forecasts which indicate that based on the Company’s expected operating losses and negative cash flows, there is substantial doubt about the Company’s ability to continue as a going concern for twelve months after the date the financial statements for the period ended December 31, 2023 are available to be issued.

As of December 31, 2023, the Company had an accumulated deficit of $0.6 million and cash of $9.9 million. For the period ended December 31, 2023, the Company had a net loss of $0.6 million and net cash used in operating activities of $0.1 million. The Company expects to continue to incur substantial losses in the foreseeable future as a result of the Company’s research and development activities.

The Company’s ability to continue as a going concern is dependent upon its ability to raise additional funding. Management intends to raise additional capital through equity offerings or debt financings. However, the Company may not be able to secure additional financing in a timely manner or on favorable terms, if at all. Furthermore, if the Company issues equity securities to raise additional funds, its existing stockholders may experience dilution, and the new equity securities may have rights, preferences and privileges senior to those of the Company’s existing stockholders. If the Company raises additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to its potential products or proprietary technologies, or grant licenses on terms that are not favorable to the Company. Without additional funds, the Company may be forced to delay, scale back or eliminate some of the Company’s research and development activities, or other operations and potentially delay product development in an effort to provide sufficient funds to continue its operations. If any of these events occur, the Company’s ability to achieve its development and commercialization goals would be adversely affected.

Accordingly, due to these uncertainties, there is substantial doubt about the Company’s ability to continue as a going concern for twelve months after the accompanying financial statements are available to be issued. The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may be necessary should it be determined that the Company is unable to continue as a going concern.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) promulgated by the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting periods. Significant estimates and assumptions are used for, but not limited to the determination of fair value of SAFE commitments. Although these estimates are based on the Company’s knowledge of current events and actions it may undertake in the future, actual results may ultimately materially differ from these estimates and assumptions.

Cash

Cash represents funds in the Company’s operating bank account. The Company maintains significant amounts of cash at one financial institution that are in excess of federally insured limits.

Concentration of Credit Risk

The Company has no significant off-balance sheet concentrations of credit risk, such as foreign currency exchange contracts, option contracts, or other hedging arrangements. Financial instruments which potentially subject the Company to significant concentration of credit risk consist of cash. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts, and management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institution in which those deposits are held.

Comprehensive Loss

Comprehensive loss is defined as a change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company’s comprehensive loss was the same as its reported net loss.

Fair Value Option

During the period ended December 31, 2023, the Company issued and entered into SAFEs with investors which granted the investors rights to future equity upon the occurrence of an equity financing event. As permitted under ASC Topic 825, Financial Instruments, the Company has elected to use the fair value option to account for the SAFEs issued. The Company concluded that the terms of the SAFEs were at arms-length, and the cash received by the Company at issuance of the SAFEs represented fair value. The SAFEs are recorded as a liability on the balance sheet as they give investors the option to redeem the instrument for cash upon a change in control. The Company records subsequent changes in fair value of the SAFEs as a line item within other expense in the statement of operations and comprehensive loss. Issuance costs related to the SAFEs are expensed in the period incurred. Refer to Note 6 for further information on the SAFEs.

Fair Value of Financial Instruments

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. ASC Topic 820, Fair Value Measurement, establishes a hierarchy of inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available.

Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value and is not a measure of the investment credit quality. The three levels of the fair value hierarchy are described below:

•	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•

Level 2: Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).

The carrying amounts of cash, prepaid and other current assets, accounts payable, and accrued liabilities approximate fair value due to their short-term natures. No transfers between levels have occurred during the period presented.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs consist of external costs, including expenses incurred under arrangements with related parties and third parties, associated with certain research and development activities conducted on the Company’s behalf.

Non-refundable advance payments for goods and services that will be used in future research and development activities are capitalized and recorded as expense in the period that the Company receives the goods or when services are performed.

Commitments and Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of business. The Company accrues a liability for such matters when it is probable that future expenditures will be made and can be reasonably estimated.

The Company recognizes a liability with regard to loss contingencies when it believes it is probable a liability has been incurred and the amount can be reasonably estimated. If some amount within a range of loss appears at the time to be a better estimate than any other amount within the range, the Company accrues that amount. When no amount within the range is a better estimate than any other amount, the Company accrues the minimum amount in the range.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of their recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

As of December 31, 2023, the Company maintained valuation allowances against its deferred tax assets as the Company concluded it had not met the “more likely than not” to be realized threshold. Changes in the valuation allowance when they are recognized in the provision for income taxes may result in a change in the estimated annual effective tax rate.

The Company records uncertain tax positions on the basis of a two-step process whereby (1) management determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more likely than not recognition threshold, management recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense. Any accrued interest and penalties are included within the related tax liability. As of December 31, 2023, the Company had no accrued interest or penalties.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial statements and disclosures.

3.	Fair Value Measurements

Liabilities measured at fair value on a recurring basis as of December 31, 2023 are as follows (in thousands):

	As of December 31, 2023
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
SAFEs	$—	$—	$10,232

Simple Agreement for Future Equity

The Company elected to use the fair value option for the SAFE commitments. SAFEs are measured at fair value using Level 3 significant unobservable inputs. The estimated fair value of the SAFEs at issuance and December 31, 2023, were determined using a valuation model that considered the probability of the occurrence of certain future financing events, an assumed discount rate, and the estimated time period the SAFEs would be outstanding. The assumptions used to determine the fair value of the SAFEs upon issuance in November 2023 and as of December 31, 2023, also included an estimated probability of a financing and a contractual conversion of 90% and 95%, respectively, an assumed discount rate of 21.4% and 19.0%, respectively, and an estimated time period the SAFEs would be outstanding of 0.34 to 1.34 years and 0.25 to 1.25 years, respectively.

The increase in fair value of the SAFE liability for the period ended December 31, 2023 of $0.2 million was recognized in other expense in the statement of operations and comprehensive loss. Refer to Note 6 for further information on the SAFEs.

The following table provides a reconciliation of all liabilities measured at fair value using Level 3 significant unobservable inputs (in thousands):

SAFEs
Balance at November 8, 2023 (inception)	$—
Issuance of SAFEs	10,000
Change in fair value of SAFEs	232

Balance at December 31, 2023	$10,232

4.	Related Party Transactions

Services Agreement with Sera Services, Inc.

In November 2023, the Company entered into an agreement (the “Sera Services Agreement”), with Sera Services, Inc. (“Sera Services”), a wholly-owned subsidiary of Sera Medicines, LLC. (“Sera Medicines”), pursuant to which Sera Services provides research and other services to the Company. Sera Medicines is a principal stockholder of the Company and, in its capacity as the holder of a majority of the outstanding stock of the Company, controls who serves on the Company’s board of directors. Sera Medicines is an entity controlled by RA Capital Management, L.P. The Company’s management have a minority ownership in Sera Medicines. Additionally, entities affiliated with RA Capital Management, L.P. entered into SAFEs with the Company in the amount of $10.0 million. Refer to Note 6 for further information on the SAFEs.

Under the terms of the Sera Services Agreement, the Company compensates Sera Services on a fully burdened cost basis for personnel time devoted to Company projects. In addition, the Company reimburses Sera Services on a cost basis for any subcontractor costs incurred. The Company pays Sera Services on a monthly basis, in arrears, for services performed and costs incurred. The Sera Services Agreement has a term of two years and will automatically renew on its anniversary date for additional one-year terms. The Company may terminate the Sera Services Agreement by giving 30 days’ prior notice to Sera Services.

The Company incurred $0.1 million in consulting costs for the period ended December 31, 2023, in connection with the Sera Services Agreement, and the amount was reflected on the statement of operations and comprehensive loss and accrued expenses, related party on the balance sheet at period end.

Services Agreement with Carnot Pharma, LLC

In November 2023, the Company entered into an agreement (the “Carnot Services Agreement”), with Carnot Pharma, LLC, (“Carnot”), under which Carnot provides research and other services to the Company. Carnot is an entity controlled by RA Capital Management, L.P.

Under the terms of the Carnot Services Agreement, the Company compensates Carnot on a fully burdened cost basis for personnel time devoted to Company projects. The Company pays Carnot on a monthly basis, in arrears, for services performed and costs incurred. The Carnot Services Agreement is for a term of three years. The Company may terminate the Carnot Services Agreement by giving 30 days’ prior notice to Carnot. The Company did not incur any costs for the period ended December 31, 2023 in connection with the Carnot Services Agreement.

5.	Commitments and Contingencies

Legal Contingencies

From time to time, the Company may become involved in legal proceedings arising from the ordinary course of business. The Company records a liability for such matters when it is probable that future losses will be incurred and that such losses can be reasonably estimated. Significant judgment by the Company is required to determine both probability and the estimated amount. Management is not aware of any legal matters that could have a material adverse effect on financial position, results of operations or cash flows.

Guarantees and Indemnifications

In the normal course of business, the Company enters into agreements that contain a variety of representations and provide for general indemnification. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. As of December 31, 2023, the Company does not have any material indemnification claims that are probable or reasonably possible and consequently has not recorded related liabilities.

6.	Simple Agreements for Future Equity

In November 2023, the Company entered into SAFEs with RA Capital Healthcare Fund, L.P. and RA Capital Nexus Fund III, L.P. (together, the “SAFE Holders”) for an aggregate of $10.0 million. The SAFEs granted the SAFE Holders rights to participate in future equity financings of the Company. The SAFEs stipulate that if there is an equity financing before the expiration or termination of the SAFEs, the Company will be required to issue to the SAFE Holders a number of shares of standard preferred stock equal to the purchase amount of the equity financing divided by the price per share of the standard preferred stock and multiplied by the discount factor of 90%. In addition, the SAFEs stipulate that if there is a liquidity event before the expiration or termination of the SAFEs, the Company will be required to pay a cash payment equal to the greater of (i) the purchase amount or (ii) the amount payable on the number of shares of common stock equal to the purchase amount divided by the price per share of the common stock and multiplied by the discount factor of 90%. If there is an option provided to the Company’s stockholders with respect to the form and amount of proceeds to be received in a liquidity event, then the SAFE Holders will be given the same option. The SAFEs also stipulate that if there is a dissolution event before the expiration or termination of the SAFEs, the Company will pay a cash payment to each SAFE holder equal to the purchase amount of such SAFE holder’s SAFE. The SAFEs will automatically terminate immediately following the earliest of either (i) the issuance of stock following the conversion of the SAFEs as outlined above in the event of an equity financing or liquidity event or (ii) the payment of amounts due to the SAFE Holders in the event of a dissolution.

The Company elected to use the fair value option of accounting for the SAFEs and recorded the SAFEs as liabilities. The issuance costs related to the SAFEs were recorded in general and administrative expenses in the statement of operations and comprehensive loss. As of December 31, 2023, the fair value of the SAFEs was $10.2 million.

On April 10, 2024, prior to the execution of the Acquisition Agreement (as described in Note 10 below), the Company and the SAFE Holders amended the SAFEs to change the discount factor from 90% to 100%. All other terms of the SAFEs remained unchanged.

7.	Common Stock

As of December 31, 2023, the Company had 23,600,936 authorized shares of common stock of which 22,420,889 shares were issued and outstanding.

Common Stock Purchase Agreement

In November 2023, the Company entered into a common stock purchase agreement with Sera Medicines pursuant to which Sera Medicines purchased 20,000,000 shares of the Company’s common stock for a total purchase price of $2,000. In addition, in November 2023, the Company entered into restricted common stock purchase agreements with three founders of the Company pursuant to which such founders purchased 2,420,889 shares of the Company’s common stock for a total purchase price of $242. The founders’ shares were issued out of the Company’s equity incentive plan, have the same voting rights as other common stock, and are entitled to receive dividends when and if declared by the Company’s Board of Directors. The shares purchased by the founders were fully vested upon issuance.

8.	Equity Incentive Plan and Stock-Based Compensation

Equity Incentive Plan

In November, the Company’s Board of Directors adopted, and its stockholders approved, the 2023 Stock Option and Grant Plan (the “Plan”). The Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock awards. As of December 31, 2023, the common stock reserved for issuance under the Plan was 2,420,895 shares and 6 shares were available for future grants. As of December 31, 2023, no other awards were granted other than the founders’ shares.

Options under the Plan may be granted for periods of up to 10 years and at prices no less than 100.0% of the estimated fair value of the shares on the date of grant as determined by the Company’s Board of Directors, provided, however, that the exercise price of an incentive stock option granted to a 10.0% stockholder shall not be less than 110.0% of the estimated fair value of the shares on the date of grant. Options to be granted under the Plan will generally vest monthly over four years with or without one-year cliff vesting, and certain option grants may provide for accelerated vesting if there is a change in control, as defined in the individual award agreements. As of December 31, 2023, no options were granted.

9.	Income Taxes

For the period ended December 31, 2023, pretax loss from operations in the United States was $0.6 million. The Company has not recorded a current or deferred tax expense or benefit for the year ended December 31, 2023. The net loss for the year ended December 31, 2023, was generated solely in the United States.

The following table presents a reconciliation of the Company’s expected tax computed at the U.S. statutory federal income tax rate to the total provision for income taxes (in thousands):

Period ended December 31, 2023
U.S. federal tax at statutory rate	$(117)
State taxes, net of federal benefit	—
Fair value adjustment on simple agreements for future equity	49
Other	1
Change in valuation allowance	67

Total	$—

The significant components of the Company’s deferred tax assets are as follows (in thousands):

Period ended December 31, 2023
Deferred tax assets:
Net operating losses	$3
Intangible assets	49
Capitalized research and development	15

Total deferred tax assets	$67
Valuation allowance	(67)

Deferred tax assets, net of allowance	$—

Deferred income tax assets and liabilities are recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty of the business in which the Company operates, projections of future profitability are difficult and past profitability is not necessarily indicative of future profitability. The Company does not believe it is more likely than not that the deferred tax assets will be realized, and accordingly, the Company recorded a valuation allowance of $0.1 million.

As of December 31, 2023, the Company has federal net operating loss carryforwards of approximately $13,000. All of the Company’s federal net operating loss carryforwards as of December 31, 2023, can by carried forward indefinitely, but are limited to 80% utilization against future taxable income each year.

The Company has not completed a Section 382 study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since the Company’s formation. Pursuant to Internal Revenue Code Sections 382 and 383, annual use of the Company’s net operating loss and research and development tax credit carryforwards may be limited in the event a cumulative change in ownership of more than 50% occurs within a three-year period. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance. Due to the existence of the valuation allowance, limitations created by future ownership changes, if any, will not impact the Company’s effective tax rate.

Uncertain tax positions are recorded when it is more likely than not that a given tax position would not be sustained upon examination by taxing authorities. The Company’s policy for recording interest and penalties related to income taxes, including uncertain tax positions, is to record such items as a component of the provision for income taxes. As of December 31, 2023, the Company does not have any uncertain tax positions.

The Company is subject to taxation in the United States and various state jurisdictions. All of the Company’s tax years are subject to examination by federal and state tax authorities due to the carryforward of unutilized net operating losses. The Company is not currently under examination by any federal, state, or local tax authority.

The Company had no accrued interest or penalties related to income tax matters in the Company’s balance sheet as of December 31, 2023.

10.	Subsequent Events

The Company evaluated subsequent events through May 16, 2024, the date that the audited financial statements were available for issuance.

Asset purchase agreement with Acelyrin, Inc.

On January 11, 2024, the Company entered into the Asset Purchase Agreement with Acelyrin, for the acquisition of certain assets of Acelyrin related to TNT119 (the “Transferred Assets”), including certain assigned contracts. Under these assigned contracts, Tenet (i) received worldwide licenses (with the right to sublicense) to certain patents, know-how and other intellectual property rights to develop, manufacture, use and commercialize TNT119 (budoprutug) for any non-oncology indication, and (ii) assumed certain liabilities of Acelyrin arising from (1) governmental authority action or notification relating to TNT119, (2) contracts assigned to Tenet pursuant to the Asset Purchase Agreement and (3) Tenet’s ownership, lease or operation of the Transferred Assets. The Asset Purchase Agreement includes customary representations, warranties and covenants, as well as standard mutual indemnities, including those covering losses arising from any material breach of the Asset Purchase Agreement.

The Company paid $7.3 million in cash consideration to Acelyrin on the signing date of the Asset Purchase Agreement, in addition to inheriting the rights and obligations, including financial obligations, under the CRH Agreement and the ProBioGen Agreement (in each case, as defined below). The Company determined that the Asset Purchase Agreement should be accounted for as an asset acquisition after considering whether substantially all of the fair value of the gross assets acquired was concentrated in a single asset or group of assets by performing an initial screen test in accordance with FASB ASC Topic 805 Business Combinations.

In consideration for the license and other rights the Company received under the Asset Purchase Agreement, the Company is obligated to (i) make total payments of up to $157.5 million to Acelyrin upon the achievement of various development, regulatory and commercial milestones, (ii) pay royalties in the single-digit percentages, subject to specified reductions, to Acelyrin on worldwide net sales in a given calendar year, and (iii) make non-refundable and non-creditable payments to Acelyrin on sublicense income with rates ranging from the low single digit to mid teen percent depending on the stage of development of the most advanced Products (as defined below) at the time of such sublicense. The royalty term continues for each licensed product incorporating or comprising TNT119 (a “Product”) on a country-by-country and Product-by-Product basis beginning on the first commercial sale of such Product and ending on the latest of (a) the date when such Product is no longer covered by a valid claim of a royalty-bearing patent in such country, (b) the expiration of any regulatory exclusivity period for such Product in such country, and (c) the twelfth anniversary of the first commercial sale of such Product in such country.

The Company is obligated to use commercially reasonable efforts to commercialize at least one Product in the United States and to achieve specified development, regulatory and commercial milestones set forth in the Asset Purchase Agreement. If Acelyrin asserts that the Company has failed to meet one or more of these diligence obligations within specified time periods, and such failure is finally determined through a dispute resolution process, Acelyrin shall have the right to repurchase the transferred assets at the then-fair market value from Tenet, as Acelyrin’s sole and exclusive remedy for such breach.

If, within a specified period, the Company receives a bona fide offer or proposal from a third party to sell, transfer or otherwise divest all or substantially all of the rights to the transferred assets or Products, or grant an exclusive license or exclusive sublicense to such third party to develop and commercialize products under specified terms, then prior to entering into any discussions or negotiations with any third party in relation to such a transaction, the Company shall provide written notice to Acelyrin of such intent or receipt of proposal. Acelyrin shall have the right to negotiate with the Company the terms for a definitive agreement with respect to such sale, transfer or grant of the rights to Products for a specified period of time. If Acelyrin does not exercise its right to negotiate or the parties are unable to agree on the terms of a definitive agreement, the Company shall have the right to negotiate or enter into an agreement with a third party with respect to such transaction, subject to specified conditions.

For a specified period after the closing date of the Asset Purchase Agreement, the Company shall not solicit, induce, or attempt to induce any employees of Acelyrin to become employees or independent contractors of the Company. If the Company does hire or engage an employee of Acelyrin during such period, the Company is obligated to make a certain payment to Acelyrin.

The Company may not sell, assign or transfer all or substantially all of the rights to develop or commercialize a product unless, as a condition to such sale, assignment or transfer, the purchaser, assignee or transferee (as applicable) assumes in writing all obligations of the Company as set forth in the Asset Purchase Agreement with respect to the applicable Products.

Amended and Restated License Agreement with Cancer Research Technology Limited

In connection with the Asset Purchase Agreement, in January 2024 the Company was assigned a license agreement with Cancer Research Technology Limited (“CRH”) and, in connection with such assignment, the Company entered into an amended and restated license agreement (the “CRH Agreement”) with Cancer Research Technology Limited (“CRH”). The CRH Agreement granted the Company an exclusive license (other than specified patent rights and materials, which are licensed to the Company on a non-exclusive basis) under certain know-how, patents and materials, or the licensed rights, to research, develop, test, manufacture or sell certain licensed products related to TNT119 worldwide for all therapeutics uses except for oncology indications. The Company is permitted to grant a sublicense under these licenses with CRH’s prior written consent. CRH retains, on behalf of itself and the charitable company Cancer Research U.K., a worldwide, fully paid-up, perpetual and irrevocable right in the licensed rights and in certain intellectual property owned or controlled by the Company that is necessary to exploit the licensed products and used, conceived or generated in the course of exercising the license or exploiting any licensed product, or product-specific foreground intellectual property, for the purpose of non-commercial, non-clinical scientific research.

The Company is obligated to use commercially reasonable efforts to perform all activities set forth in a mutually agreed-upon development plan within the timelines set forth therein. The Company is also obligated to develop at least one licensed product in an autoimmune indication and to pursue regulatory authorization throughout the territory for licensed products. The Company must use commercially reasonable efforts to commercialize each licensed product throughout each major market as soon as practicable following receipt of regulatory authorization for such product in such market. Additionally, the Company must make the licensed product available in the United Kingdom and negotiate with relevant regulatory authorities to make each licensed product available through the National Health Service in England and Wales within a specified time of the licensed product being made available elsewhere in the territory. If the Company fails to meet one or more of these diligence obligations, and such failure is not remedied within the specified cured period, CRH shall have the right to terminate the CRH Agreement with respect to the relevant licensed product.

In conjunction with the amended CRH Agreement in January 2024, the Company paid a signature fee to CRH of £0.4 million ($0.4 million), and the Company is obligated to pay CRH a mid-five figure digit fee annually. The Company is obligated pay up to an aggregate of £106.8 million ($136.1 million) upon the achievement of specified development, regulatory, commercial and sales milestone events, including: (i) payments of up to mid-six figure digits in pounds sterling for certain development milestones, (ii) payments of up to low-eight figures in pounds sterling per indication (for up to three indications) for certain regulatory and commercial milestones and (iii) payments up to mid-eight figures in pounds sterling for certain sales milestones. The Company is also obligated to pay tiered royalties ranging from a rate in the mid-single digit to high-single digit percentage on net sales. The royalty term continues for each licensed product on a country-by-country basis beginning on the first commercial sale of such licensed product and ending on the latest of (a) the date when such licensed product is no longer covered by a valid claim of a licensed patent in such country, (b) the expiration of the exclusivity period for such licensed product in such country, and (c) the tenth anniversary of the first commercial sale of such licensed product in such country. Tenet is also responsible for a sublicensing revenue payment ranging from a rate in the mid-single digit to mid-double digits for any sublicense revenue.

The CRH Agreement shall remain in effect in each country in the territory until the expiry of the Company’s obligation to pay royalties in such country. Either party may terminate the CRH Agreement if the other party is in material breach that has not been remedied within the specified cure period or if the other party becomes insolvent. CRH also has the right to terminate the CRH Agreement if the Company or one of the Company’s sublicensees or affiliates challenges a licensed patent, or if the Company is acquired by a tobacco company.

ProBioGen Development, Manufacturing Services and License Agreement

In connection with the Asset Purchase Agreement, the Company was assigned a contract for cell line development, manufacturing services and a license agreement (the “ProBioGen Agreement”) with ProBioGen AG (“ProBioGen”). ValenzaBio originally entered into the ProBioGen Agreement to research, develop and commercialize innovative therapies using ProBioGen’s proprietary technology, and ValenzaBio used this technology in its development of TNT119. At the time the Company entered into the Asset Purchase Agreement, the development and manufacturing services were complete, and the Company did not make any separate payments for the assignment of the ProBioGen Agreement from Acelyrin.

The ProBioGen Agreement granted the Company a commercial non-exclusive license under the license patent rights and licensed know-how in the territory in which ProBioGen’s proprietary technology is applied for the research, development, manufacture, use, sale, and offer for sale, import or export of TNT119. The commercial product license includes a non-exclusive sublicense of the licensed patent rights, limited to the use of TNT119.

In connection with the terms of the ProBioGen Agreement, the Company is obligated to (i) make payments of up to €10.0 million ($10.9 million) upon the achievement of certain development and manufacturing milestones such as the start of a Phase 2 clinical trial, (ii) make milestone payments of up to €7.0 million ($7.7 million) upon the achievement of annual net sales-based milestones. If the Company elects to contract ProBioGen to perform certain manufacturing services, the milestone payments will be reduced by €0.9 million ($1.1 million).

The ProBioGen Agreement will remain in effect until the services are completed for the service-related component and until the payment obligations expire in connection with the ProBioGen license component. Both parties have the right to terminate the ProBioGen Agreement if the other party becomes insolvent, or materially breaches the ProBioGen Agreement and fails to remedy any such default within the specified cure periods.

SAFEs Amendment

On April 10, 2024, prior to the execution of the Acquisition Agreement (as described below), the Company and the SAFE Holders (as described in Note 6) amended the SAFEs to change the discount factor from 90% to 100%. All other terms of the SAFEs remained unchanged.

Acquisition Agreement

On April 10, 2024, the Company entered into an agreement and plan of merger and reorganization (the “Acquisition Agreement”) with Eliem Therapeutics, Inc., a Delaware corporation (“Eliem”), and Tango Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Eliem (“Transitory Subsidiary”). The Acquisition Agreement provides for the acquisition of the Company by Eliem through the merger of Transitory Subsidiary into the Company, with the Company surviving as a wholly owned subsidiary of Eliem (“the Acquisition”).

At the effective time of the Acquisition, and without any action on the part of the holders of common stock of the Company, (i) all issued and outstanding shares of the common stock of the Company and (ii) all securities convertible into shares of common stock of the Company will be converted into the right to receive, in the aggregate, a number of shares of Eliem’s common stock equal to fifteen and two-fifths percent (15.4%) of the outstanding shares of Eliem’s common stock as of immediately following the closing of the Acquisition, calculated on a fully-diluted basis using the treasury stock method (the “Aggregate Consideration”). The Acquisition is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

The Acquisition Agreement contains certain termination rights of both the Company and Eliem, including if Eliem’s stockholders fail to adopt and approve the issuance of the Aggregate Consideration. Upon termination of the Acquisition Agreement under specified circumstances, Eliem may be required to pay the Company a termination fee of $1.0 million and reimburse the Company’s transaction-related expenses up to a maximum of $0.5 million.

In addition, pursuant to the Acquisition Agreement, the SAFE Holders will enter into SAFE cancellation agreements prior to the closing of the Acquisition with the Company, and in accordance with the Acquisition Agreement, immediately prior to the closing of the Acquisition, each SAFE that is then outstanding shall, without any action on the part of Eliem, the Company, any SAFE Holder or any other person, terminate and be canceled, and be converted into the right to receive the applicable portion of the Aggregate Consideration as set forth in accordance with the Acquisition Agreement.

Bridge Loan

On May 14, 2024, the Company entered into a Senior Secured Promissory Note (the “Note”) with Eliem pursuant to which Eliem will make short-term loans (the “Loan” or “Loans”) to Tenet in an aggregate principal amount of up to $15.0 million. On or about the date of execution of the Note, Eliem made an initial Loan to the Company of $5.0 million to provide the Company with sufficient cash to fund its operations prior to the consummation of the Acquisition. The Company’s ability to borrow the remaining $10.0 million under the Note is subject to certain conditions and restrictions on use.

The Loans will bear simple interest at a fixed rate per annum of 6%. All outstanding Loans, together with accrued interest, will become due and payable upon the earlier of (i) 12 months from the date of issuance the Note, (ii) the occurrence of specified corporate transactions, or (iii) the Company’s receipt of at least $15.0 million in gross proceeds from the closing of a bona fide equity and/or debt financing.

Under the Note, the Company granted Eliem a continuing, first-priority perfected security interest in all of the Company’s present and future assets, properties and rights, whether tangible or intangible, including, without limitation, the intellectual property of the Company. The Note contains certain customary representations and warranties and certain customary events of default.